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                                                                    EXHIBIT 10.4

                           ASSETS PURCHASE AGREEMENT

This ASSETS PURCHASE AGREEMENT (this "Agreement"), executed as of the 15th day of September, 1998 by and among INTERVOICE ACQUISITION SUBSIDIARY II, INC., a Nevada corporation ("Purchaser") that is a wholly owned subsidiary of INTERVOICE, INC., a Texas corporation ("InterVoice"); DRONEN CONSULTING, INCORPORATED, d.b.a. DC Systems, an Illinois corporation ("Seller"); and Mark Dronen, who owns 100% of the outstanding capital stock of Seller (the "Principal Shareholder");

                              W I T N E S S E T H:

WHEREAS, Purchaser desires to purchase, and Seller and the Principal Shareholder desire for Seller to sell, certain of the assets of Seller in accordance with the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and the Principal Shareholder do hereby agree as follows:

                       I. AGREEMENT OF SALE AND PURCHASE

         1.1 SALE AND PURCHASE. At the closing at Purchaser's offices in Dallas, Texas at 9:30 a.m., local time, on September 16, 1998 or at such other time and date as Purchaser, Seller and the Principal Shareholder may otherwise mutually agree (the "Closing"), and subject to the terms of this Agreement, Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of the Purchased Assets (as defined in Section 1.2 hereof) in consideration of (i) Purchaser's payment to Seller of an aggregate cash consideration of $3 million (the "Cash Consideration"); (ii) Purchaser's release and forgiveness of the full remaining heretofore unapplied amount of the Five Hundred Thousand Dollar ($500,000) prepayment previously made by Purchaser and presently held by Seller pursuant to the terms of that certain OEM Software License Agreement between the parties dated as of June 8, 1998 (the "OEM Agreement"); and (iii) the issuance by Purchaser to Seller of the Common Stock (as defined in Section 1.3 hereof). Purchaser will deposit $619,065.99 of the Cash Consideration and forty thousand (40,000) shares of the Common Stock into escrow at Closing in accordance with the provisions of Section 5.3. The Cash Consideration payable at Closing, and not paid into escrow, will be paid by Purchaser to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller at least five business days prior to the Closing.

         1.2 PURCHASED ASSETS. The assets to be purchased by Purchaser from Seller (collectively, the "Purchased Assets") are the Software and other Intellectual Property of Seller





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(as such terms are defined below). The Purchased Assets do not include any other assets and properties of Seller (collectively, the "Excluded Assets"). The software described on Schedule 1.2 (the "Software") includes without limitation, (i) all associated object code and source code for such Software;
(ii) all copyrights, trade secrets and inventions included in, or practiced in connection with, the Software; (iii) all marketing, design, development and use documentation, specifications, and sales promotion documentation of Seller (collectively, "Documentation") relating to the Software; and (iv) all Permits (as such term is defined below) and homologations related to the Software.

         1.3 COMMON STOCK. Within three (3) days after the Closing date Purchaser will cause InterVoice to issue to Seller 75,000 shares of InterVoice's common stock, no par value per share (the "Common Stock"). The shares of the Common Stock will not be registered under any state or federal securities laws.

         1.4 LIABILITIES. Purchaser is not assuming from Seller any liabilities and/or obligations of Seller, including without limitation, any direct, indirect, contractual, contingent and/or conditional liabilities and/or obligations of Seller.

         1.5 INSTRUMENTS OF CONVEYANCE. At the Closing (and from time to time thereafter as may be reasonably requested by Purchaser) Seller and the Principal Shareholder will execute such bills of sale, assignments and other instruments of conveyance as may be reasonably necessary to transfer the Purchased Assets to Purchaser.

                II. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to, and agrees with, Seller and the Principal Shareholder that:

         2.1 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted. No actions or proceedings to dissolve Purchaser are pending or threatened.

         2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser enforceable against it in accordance with its terms.

         2.3 NONCONTRAVENTION. The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby do not and





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will not conflict with or result in a violation of any provision of its articles of incorporation or bylaws.

         2.4 BROKERAGE FEES. Neither InterVoice, Purchaser nor any of their respective affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

                III. REPRESENTATIONS AND WARRANTIES OF SELLER
                        AND THE PRINCIPAL SHAREHOLDER

Seller and the Principal Shareholder jointly and severally represent and warrant to, and agree with, Purchaser as set forth in this Article III:

         3.1 CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Seller are pending or threatened. The Principal Shareholder owns all shares of common stock of Seller; such common stock constitutes all of the issued and outstanding capital stock of Seller; and, except as set forth on Schedule 3.1., there are no options, rights or other securities convertible into, or exchangeable for, any capital stock of Seller. Mark Dronen is the only director of Seller, and such individual was duly elected and continues to serve as a director of Seller. Seller has no subsidiary or affiliate.

         3.2 QUALIFICATION. Seller is duly qualified or licensed to do business and is in good standing in the State of Illinois, which is the only jurisdiction in which it owns, leases, or operates the Purchased Assets or in which such qualification or licensing is required for the conduct of its business.

         3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and the Principal Shareholder and constitutes a valid and legally binding obligation of Seller and the Principal Shareholder enforceable against them in accordance with its terms.

         3.4 NONCONTRAVENTION. The execution, delivery, and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of Seller, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization or waiver of, or notice to any





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party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller, its business or any of the Purchased Assets may be bound or any permit held by Seller or its business, (iii) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, or (iv) violate any applicable law binding upon Seller, its business or any of the Purchased Assets, except, in the case of clause (ii) above, for (A) such consents, approvals, authorizations and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and (B) such consents, approvals, authorizations, waivers and notices that are disclosed on Schedule 3.4.

         3.5 GOVERNMENTAL APPROVALS. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement or the consummation by it of the transactions contemplated hereby.

         3.6 TITLE TO, AND CONDITION OF, THE PURCHASED ASSETS. Seller is the sole owner of, and has good and marketable title to, all the Purchased Assets free and clear of all liens, security interests, restrictions, claims and encumbrances of any nature whatsoever (collectively, "Encumbrances"), except as set forth on Schedule 3.6. Seller does not own any real estate. Upon Seller's transfer of the Purchased Assets to Purchaser pursuant to this Agreement, Purchaser will have good and marketable title to all the Purchased Assets free and clear of any Encumbrances. All the Software has been maintained in accordance with standard industry practice, and is suitable for the purposes used, and is adequate and sufficient for the normal operation of Seller's business. The Purchased Assets and their uses conform to all applicable statutes, laws, rules and regulations, and neither Seller nor the Principal Shareholder has received any notice to the contrary. The only software, other than the Software, at any time owned by Seller and/or Principal Shareholder is set forth on Schedule 3.6.1, and such other software does not include any functionality which is similar to functionality included in any of the Software.

         3.7 TAX MATTERS. Seller has (and as of the date of Closing will have) (i) duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service ("IRS") or other applicable taxing authority, (ii) paid, or adequately reserved against in its financial statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it, except taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside as disclosed in the applicable financial statements delivered to Purchaser pursuant to Section 3.10, and (iii) made all deposits required with respect to taxes, in each such case to the extent that the failure to do so would result in the imposition of any Encumbrance on the Purchased Assets. Except as set forth on Schedule 3.7, there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other taxing authority in connection with any tax returns relating to the Purchased Assets or the operation of Seller's business or the employment of Seller's employees. No waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the Purchased Assets or the operation of Seller's business has been given by or requested from Seller. Seller has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").





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         3.8     LEASED PROPERTY. Set forth on Schedule 3.8 is a list and
summary description of the material terms of all leases under which Seller is the lessee of real or personal property used or held for use in connection with the operation of its business. Seller has good and valid leasehold interests in all such properties held by it under lease. Seller is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by Seller under, any of such leases, and Seller has neither received any notice from, nor given any notice to, any lessor indicating that it or such lessor is in breach of or in default under any of such leases. To the best knowledge of both Seller and the Principal Shareholder, none of the lessors under any of such leases is in breach thereof or in default thereunder.

         3.9 COMPLIANCE WITH LAWS. Seller has complied in all material respects with all applicable statutes, laws, rules and regulations relating to the development, distribution, ownership or operation of the Purchased Assets or the operation of its business (including without limitation applicable laws relating to securities, properties, business products, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety and civil rights), and Seller has not received any written notice, which has not been dismissed or otherwise disposed of, that Seller has not so complied. Seller is not charged or, to the best knowledge of Seller and the Principal Shareholder, threatened with, or, to the best knowledge of Seller and the Principal Shareholder, under investigation with respect to, any violation of any applicable law, statute, rule or regulation relating to any aspect of the ownership or operation of the Purchased Assets or the operation of its business.

         3.10 FINANCIAL STATEMENTS. Seller has delivered to Purchaser accurate and complete copies of the audited balance sheet of Seller as of December 31, 1997, and the related audited statements of income and cash flows/changes in financial position for the twelve-month period then ended (the "Audited Financial Statements"), certified by Seller's auditor. Seller has delivered to Purchaser accurate and complete copies of the unaudited balance sheet of Seller as of July 31, 1998, and the related unaudited statements of income and cash flows/changes in financial position for the seven-month period then ended (the "Unaudited Financial Statements"), certified by Seller's chief financial officer. The Audited Financial Statements and Unaudited Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of Seller in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, and (iii) accurately, completely, and fairly present in all material respects the financial position of the business of Seller as of the respective dates thereof and its results of operations and cash flows/changes in financial position for the periods then ended; provided, however, that generally accepted accounting principles may require that the Five Hundred Thousand Dollar ($500,000.00) prepayment referred to in Section 1.1(ii) hereof be subsequently recharacterized as a refundable deposit. The statements of income included in the Audited Financial Statements and Unaudited Financial Statements do not contain any items of special or nonrecurring income, and the balance sheets included in the Audited Financial Statements and Unaudited Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, nor have there been





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any transactions since July 31, 1998 giving rise to special or nonrecurring income or any such write-up or revaluation.

         3.11    SELLER AGREEMENTS.

         (a) Listed on Schedule 3.11 are all agreements, arrangements, and understandings of any nature (written or oral, formal or informal) (collectively, the "Seller Agreements") to which Seller is a party or by which Seller is otherwise bound, regardless of amount or subject matter, which agreements include any agreements that are necessary in order for Seller to manufacture, make, sell, license and distribute its products and otherwise to conduct Seller's business as presently conducted, including without limitation all supply contracts, sales agreements, royalty agreements, license agreements, purchase orders, service agreements, consulting agreements, development agreements, leases and agreements with banks and other lenders and/or investors.

         (b) Seller has delivered to Purchaser accurate and complete copies of the Seller Agreements listed on Schedule 3.11. Each of such Seller Agreements is a valid and binding agreement of the parties thereto, enforceable against them in accordance with its terms. No breach or default exists with respect to any of such Seller Agreements, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default. Except as disclosed below and on Schedule 3.11, Seller has fully satisfied all of its obligations (including without limitation, performance and warranty obligations) under any and all Seller Agreements which in any way relate to the Software and/or the use, possession, licensing, distributing, servicing, warranting and/or developing of the Software. Except as set forth below and on Schedule 3.11, all licensees of any Software have accepted the Software, and have not made any oral or written claims that the Software did not or does not conform to applicable specifications and other documentation (including the Documentation), or that Seller has not performed, or not satisfactorily performed, its obligations under a Seller Agreement. Except as set forth below and in Schedule 3.11, Seller does not have any remaining warranty obligations to any licensee of any Software, under any Seller Agreement. Seller is in the process of completing implementation and obtaining acceptance of licensed Software and certain other equipment, software, and services sold, licensed or delivered to Bankfirst. Seller and Principal Shareholder represent to Purchaser that Seller will perform all of its remaining obligations, including without limitation, performance and warranty obligations, under any and all agreements between Seller and Bankfirst, all of which agreements are set forth on Schedule 3.11. Without limiting the foregoing, Seller represents and promises that (i) all Software, equipment, other software and services at any time sold, licensed or delivered to Bankfirst by Seller, will be accepted, in accordance with all applicable agreements, on or before any date required pursuant to any agreement or other arrangement with Bankfirst, and (ii) Seller will not at any time default on any of its obligations under the Source Code Escrow Agreement (as defined below). Seller and Principal Shareholder will use their best efforts to permit and facilitate (i) the execution and delivery of a mutually acceptable service agreement between InterVoice and Bankfirst during or after the expiration of any applicable warranty period for equipment and software provided to Bankfirst, and (ii) the transfer of the Source Code Escrow Agreement (the "Source Code Escrow Agreement") among Seller, Bankfirst and the escrow agent, Momkus Ozog & McCluskey LLC, from Seller to InterVoice. Seller will promptly notify InterVoice of any claim by Bankfirst that a





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default has occurred under the Source Code Escrow Agreement and/or any other agreement between Seller and Bankfirst.

         (c) Seller has not received notice of any plan or intention of any other party to any Seller Agreement to exercise any right of offset with respect to, or any right to cancel or terminate, any Seller Agreement, and Seller does not know of any fact or circumstance that would justify the exercise by any such other party of such a right other than the automatic termination of such Seller Agreement in accordance with its terms.

         3.12 INTELLECTUAL PROPERTY. (a) Set forth on Schedule 3.12 is a list of all patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, technology, inventions, computer software (including documentation and object and source codes), and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing (the "Intellectual Property") relating to or used or held for use in connection with the distribution, development, use, licensing and/or operation of any of the Purchased Assets. Schedule 3.12 specifies, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of any Intellectual Property, other than Seller; (iii) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and
(iv) all licenses, sublicenses, and other agreements to which Seller is a party and pursuant to which Seller or any other person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof. Seller does not have, and Seller has not applied for, any patents or patent registrations.

         (b) The Intellectual Property set forth on Schedule 3.12 constitutes all Intellectual Property necessary for the distribution, development, use, licensing and/or operation of the Purchased Assets. Seller has good and marketable title to the Intellectual Property. Seller has good and marketable title to, or is validly licensed to use, all intellectual property used in connection with its business (including information with respect to any trademark, service mark or other registrations and any licenses, sublicenses or other agreements relating to such intellectual property). Without limiting the foregoing, Seller owns and has good and marketable title to the Software free and clear of all Encumbrances, except for the lien of Old Kent Bank which will be released by the lien holder at Closing in accordance with Section 4.2(f) of this Agreement. Each item of Intellectual Property is in full force and effect, Seller is in compliance with all its obligations with respect thereto and no event has occurred which permits, or upon the giving of notice or the passage of time or both would permit, the revocation or termination of any Intellectual Property. Except with respect to inquiries made by Galileo International, LLC in respect of the name of "Apollo", there are no proceedings pending or, to the best knowledge of Seller and the Principal Shareholder, threatened against Seller or any direct or indirect customers of Seller, asserting that their respective use of any such Intellectual Property or any product sold, licensed or otherwise conveyed by Seller infringes or infringed upon the rights of any other person or seeking the revocation, termination or concurrent use of any such Intellectual Property, and there is no basis for any such proceeding. To the best knowledge of Seller and the Principal Shareholder, none of the Intellectual Property is being infringed upon by any other person. None





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of such Intellectual Property is subject to any outstanding judgment, order, writ, injunction or decree of any governmental entity or to any agreement, arrangement or understanding, written or oral, restricting the scope or use thereof. At the Closing Purchaser will receive good and marketable title to all Intellectual Property free and clear of any Encumbrances. Except as expressly set forth in the Value Added Reseller Agreement between InterVoice and Seller, as heretofore or hereafter amended, Seller will destroy all copies of Software in its possession not delivered to Purchaser hereunder, and will not have any right or license to use the Software.

         (c) Without limiting the scope of the representations and warranties in Section 3.12(a) and (b) made by Seller and the Principal Shareholder with respect to all the Intellectual Property:

                 (i) the Software includes all related Documentation, diagnostic tools and other deliverables necessary or useful in the use, design, development and/or maintenance of the Software;

                 (ii) Seller is the sole owner of the Software and any and all copyrights thereto;

                 (iii) the Software will operate in accordance with all of the Documentation for the Software and the Documentation truthfully, accurately and completely describes the design, use and operation of the Software;

                 (iv) the licensing, distribution, development, ownership and use by Purchaser and its customers of the Software will not infringe upon any intellectual property rights (whether patent, copyright, trade secret or otherwise) owned by any other party (it being recognized that neither Seller nor the Principal Shareholder is making any representation or warranty with respect to modifications to the Software made by Purchaser);

                 (v) no portion of the Software contains or will contain any unauthorized code, such as computer viruses, trojan horses and drop-dead devices;

                 (vi) the Software coding has been done in accordance with "best practices" of the computer programming industry; and

                 (vii) the Software utilizes a four-digit CCYY format and will accurately and correctly recognize and process date information before, on, after and between the 20th and 21st Centuries.





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         3.13    LIABILITIES. Seller has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller or the Principal Shareholder, and whether due or to become due), except liabilities specifically set forth on Schedule 3.13 (the "Liabilities"). Except as set forth on Schedule 3.13, all Liabilities have arisen in the ordinary course of Seller's business and none of Seller's obligations thereunder are past due or subject to acceleration, demand for payment or payment of a penalty.

         3.14 LEGAL PROCEEDINGS. There are no lawsuits or other legal proceedings pending or threatened against or involving Seller or any of its properties. No judgment, order, writ, injunction or decree of any governmental entity has been issued or entered against Seller which continues to be in effect with respect to or affecting the Purchased Assets, and/or the operation of Seller's business. There are no proceedings pending or, to the best knowledge of Seller and the Principal Shareholder, threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

         3.15 EMPLOYEES. Set forth on Schedule 3.15 is a list of the name, social security number, and dates of employment by Seller of each employee of Seller as of August 31, 1998, who has been or is in any way involved with the development, testing and/or implementation of any Software, together with a description of the position of each such employee and the total amounts of salary, bonuses, and other compensation paid or payable by Seller to each such employee for the current fiscal year through August 31st and the immediately preceding fiscal year.

         3.16 EMPLOYEE AND CONTRACTOR CONFIDENTIALITY AND ASSIGNMENT AGREEMENTS. All current and former employees or contractors of Seller who have or had reasonable access to any secret, confidential or proprietary information relating to the Purchased Assets or Seller's business have executed written confidentiality agreements ("Confidentiality Agreements") with Seller pursuant to which such employees and contractors have agreed to maintain in confidence secret, confidential or proprietary information learned or acquired in the scope of their employment or performance of services for Seller. In addition, all persons who have performed services for Seller in connection with the development of Software (including Documentation and object and source codes) or inventions relating to the Software, are or were employees of Seller at the time such services were performed, and, except as expressly set forth on
Schedule 3.16, have or had executed written assignment agreements ("Assignment Agreements") with Seller pursuant to which such persons have assigned any and all rights in such Software and/or inventions to Seller. Set forth on Schedule
3.16 is a list of all: (i) Confidentiality Agreements, (ii) Assignment Agreements and (iii) agreements pursuant to which any current or former employee has agreed not to compete with Seller.

         3.17 BOOKS AND RECORDS. All the books and records of Seller relating to the Purchased Assets or Seller's business, including all personnel files, employee data and other materials relating to employees of Seller, are substantially complete and correct, have been maintained in accordance with good business practice and all applicable laws, and, in the case of the books of account, have been prepared and maintained in accordance with generally accepted





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accounting principles consistently applied. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions, revenues, expenses, assets and liabilities of Seller with respect to its business.

         3.18 SOLVENCY. Seller is not insolvent, nor will Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its debts as they become due, and (ii) Seller will not have unreasonably small capital and (iii) taking into account any pending and threatened litigation, any final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to Seller, after taking into account all other anticipated uses of the cash of Seller, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section, (x) "insolvent" means that the sum of the present fair saleable value of Seller's assets (assuming the present fair saleable value of the Purchased Assets is at least $4.5 million) does not and will not exceed its debts and other probable liabilities and (y) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent, disputed or undisputed, secured or unsecured.

         3.19 ERISA. Except as set forth on Schedule 3.19, neither Seller nor any of its affiliates has ever made or ever been required to make contributions to any program or arrangement that is an "employee pension benefit plan," an "employee welfare benefit plan," or a "multi-employer plan," as such terms are defined in Sections 3(2), 3(1) and 3(37), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller and all the affiliates of Seller have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the Purchased Assets. For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code.

         3.20 PERMITS. Set forth on Schedule 3.20 is a list of all licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from governmental entities (collectively, "Permits") held by Seller which relate to Seller's business. Such Permits constitute all the Permits necessary or required for the ownership and operation of the Purchased Assets and the conduct of Seller's business. Each of such Permits is in full force and effect, Seller is in compliance with all its obligations with respect thereto, and, to the best knowledge of Seller and the Principal Shareholder, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof. No notice has been issued by any governmental entity and no proceeding is pending or, to the best knowledge of Seller and the Principal Shareholder, threatened with respect to any alleged failure by Seller to have any Permit. Except as disclosed on Schedule 3.20, each Permit is freely and fully assignable to Purchaser without penalty or other adverse consequence.

         3.21 ENVIRONMENTAL MATTERS. (a) Neither Seller nor any property owned or leased by Seller (the "Property") is in violation of, or subject to any pending or, to the best knowledge of Seller and the Principal Shareholder, threatened proceeding under, any applicable statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any governmental entity pertaining to health, safety, the environment, Hazardous Substances (as herein defined) or Solid Waste (as herein defined) (collectively, the "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, "CERCLA"), and the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, "RCRA"). No asbestos, material containing asbestos that is or may become friable, or material containing asbestos deemed hazardous by applicable laws, has been installed in any Property by Seller or any contractor retained by Seller or, to the best knowledge of Seller and the Principal Shareholder, by any owner, lessee or contractor prior to Seller's occupancy of the Property.

         (b) To the best knowledge of Seller, the representations and warranties set forth in this Section 3.21 would continue to be true and correct following disclosure to the applicable governmental entities of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

         (c) Seller has not obtained and is not required to obtain any permits to construct, occupy, operate or use any buildings, improvements, fixtures, equipment or other tangible property forming a part of the Purchased Assets by reason of any Applicable Environmental Laws.

         (d) The terms "Hazardous Substance" and "Release" shall have the meanings specified in CERCLA, and the terms "Solid Waste" and "Disposal" (or "Disposed") shall have the meanings specified in RCRA; provided that to the extent the laws of the jurisdiction in which the Property is located establish a meaning for the "Hazardous Substance", "Release", "Solid Waste", or "Disposal" (or "Disposed") which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         3.22 BROKERAGE FEES. Neither Seller nor the Principal Shareholder nor any of their respective affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

                      IV. CONDITIONS PRECEDENT TO CLOSING

         4.1 CONDITIONS TO OBLIGATIONS OF SELLER AND THE PRINCIPAL SHAREHOLDER. The respective obligations of Seller and the Principal Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing.

         (b) AGREEMENTS PERFORMED. Purchaser shall have performed all agreements required by this Agreement to be performed by it on or prior to the Closing.

         (c) CERTIFICATE. Seller and the Principal Shareholder shall have received a certificate executed by an executive officer of Purchaser, dated as of the Closing, certifying that the conditions set forth in Sections 4.1(a) and (b) hereof have been fulfilled.

         (d) SERVICES AGREEMENT. Seller and InterVoice enter into a mutually acceptable Services Agreement, substantially in the form of Exhibit 4.1(d) hereto, pursuant to which Seller will provide certain services.

         4.2. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Seller and the Principal Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing.

         (b) AGREEMENTS PERFORMED. Seller and the Principal Shareholder shall have performed all agreements required by this Agreement to be performed by it or him on or prior to the Closing, including without limitation, delivery of the Software to Purchaser.

         (c) FINANCIAL STATEMENTS. Seller shall have delivered to Purchaser accurate and complete copies of the unaudited balance sheet of Seller as of August 31, 1998 and the related unaudited statements of income and cash flows/changes in financial position for the eight-month period then ended (the "Unaudited Closing Financial Statements"), certified by Seller's chief financial officer. The Unaudited Closing Financial Statements
                 (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of Seller in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, and (iii) accurately, completely, and fairly present in all material respects the financial position of the business of Seller as of the respective dates thereof and its results of operations and cash flows/changes in financial position for the periods then ended. The statements of income included in the Unaudited Closing Financial Statements do not contain any items of special or nonrecurring income, and the balance sheets included in the Unaudited Closing Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, nor have there been any transactions since August 31, 1998 giving rise to special or nonrecurring income or any such write-up or revaluation. Seller and Principal Shareholder represent and warrant that the Unaudited Closing Financial Statements will be, true, accurate and complete in all material respects and that the financial condition of Seller, as set forth in the Unaudited Closing Financial Statements of Seller, has not changed in any material respect since August 31, 1998.

         (d) CERTIFICATE. Purchaser shall have received a certificate executed by an executive officer of Seller and by the Principal Shareholder, dated as of the Closing, certifying that the conditions set forth in Sections 4.2(a), (b) and (c) hereof have been fulfilled.

         (e) EMPLOYMENT AGREEMENTS. Purchaser shall have received employment agreements between InterVoice and those four employees (the "Required Employees") of Seller listed on
                 Schedule 4.2(e) hereto (which employment agreements shall be on terms reasonably satisfactory to InterVoice and Purchaser and will provide for compensation which is equal to or greater than the respective compensation that is being paid by Seller to the applicable employees for calendar year 1998).

         (f) RELEASE OF LIENS. Any and all Encumbrances on the Purchased Assets shall have been released and Seller and the Principal Shareholder shall have provided Purchaser with satisfactory evidence of each such release.

         (g) DUE DILIGENCE. The results of the due diligence review of the Purchased Assets and the representations made by Seller and Principal Shareholder in this Agreement, including the facts and documentation underlining such representations, conducted by Purchaser subsequent to the date hereof shall be satisfactory to Purchaser in its reasonable judgment.

         (h) OBTAINMENT OF CONSENTS. Seller and the Principal Shareholder shall have obtained all consents listed on Schedule 3.4,
                 Schedule 3.11 and Schedule 3.20.

         (i) OPINION OF SELLER'S COUNSEL. Purchaser shall have received an opinion of Momkus Ozog & McCluskey LLC, legal counsel to Seller and the Principal Shareholder, substantially in the form of Exhibit 4.2(i) hereto, with respect to such matters as Purchaser may reasonably request.

         (j) SERVICES AGREEMENT. Seller and InterVoice enter into a mutually acceptable Services Agreement, substantially in the form of Exhibit 4.1(d) hereto, pursuant to which Seller will provide certain services.

                               V. INDEMNIFICATION

         5.1 INDEMNIFICATION BY PURCHASER. Purchaser will indemnify and hold harmless Seller and the Principal Shareholder and their respective affiliates (the "Purchaser Indemnity") from and against all losses, claims and liabilities of any nature whatsoever (including reasonable attorneys' fees and expenses) (collectively, "Seller Claims") resulting from the breach by Purchaser of any provision of this Agreement (including without limitation the representations and warranties set forth in Article II hereof). NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, PURCHASER'S AGGREGATE LIABILITY UNDER, AND/OR ARISING IN CONNECTION WITH, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER, FOR ANY AND ALL CLAIMS AND LOSSES, INCLUDING WITHOUT LIMITATION, ANY AND ALL CLAIMS WITH RESPECT TO THE PURCHASER INDEMNITY, AND ANY AND ALL OTHER CLAIMS FOR ACTUAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, WILL IN NO EVENT EXCEED $4.5 MILLION.

         5.2 INDEMNIFICATION BY SELLER AND THE PRINCIPAL SHAREHOLDER. Seller and the Principal Shareholder will jointly and severally indemnify and hold harmless Purchaser and InterVoice and their respective affiliates (the "Seller Indemnity") from and against all losses, claims and liabilities of any nature whatsoever (including reasonable attorneys' fees and expenses) (collectively, "Purchaser Claims") resulting from (i) the breach by Seller and/or the Principal Shareholder of any provision of this Agreement (including without limitation the representations and warranties set forth in Article III hereof) and/or (ii) the conduct of Seller's business prior to the Closing. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, THE AGGREGATE LIABILITY OF BOTH SELLER AND THE PRINCIPAL SHAREHOLDER UNDER, AND/OR ARISING IN CONNECTION WITH, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER, FOR ANY AND ALL CLAIMS AND LOSSES, INCLUDING WITHOUT LIMITATION, ANY AND ALL CLAIMS WITH RESPECT TO THE SELLER INDEMNITY, AND ANY AND ALL OTHER CLAIMS FOR ACTUAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WILL IN NO EVENT EXCEED $4.5 MILLION.

         5.3 ESCROW AGREEMENT. In order (i) to assure that a portion of the Cash Consideration is used to pay certain creditors of Seller (the "Scheduled Creditors") and (ii) to secure the obligations (the "Obligations") of Seller and the Principal Shareholder under this Agreement (including without limitation their indemnification obligations under Section 5.2 hereof), Purchaser, Seller and the Principal Shareholder shall enter into an escrow agreement (the "Escrow Agreement") with Bank One Texas N.A. or such other escrow agent as Purchaser, Seller and the Principal Shareholder may mutually agree (the "Escrow Agent"). The Escrow Agreement shall be in such form and substance as Purchaser, Seller, the Principal Shareholder and the Escrow Agent may mutually agree consistent with the provisions of this Section 5.3. At the Closing (i) Purchaser will deposit with the Escrow Agent (a) $619,065.99 of the Cash Consideration (the "Escrowed Cash"), which consists of the sum of $300,000 and an additional $319,065.99, which is equal to all amounts to be paid to the Scheduled Creditors as set forth on

Schedule 5.3 and, (b) 40,000 shares of the Common Stock (the "Escrowed Stock"), and (ii) Purchaser, Seller and the Principal Shareholder will deliver to the Escrow Agent a mutually agreed list setting forth the names and addresses of, and amounts owed by Seller to, each of the Scheduled Creditors. Seller and the Principal Shareholder represent that the Scheduled Creditors and amounts owed, as set forth on Schedule 5.3 hereof, include all amounts in excess of $15,000, which are more than ninety (90) days past due and payable, and/or will become due and payable, to any creditor of Seller on or before the date of Closing. Within five business days after the Closing, the Escrow Agent will be required to pay out of the Escrowed Cash the listed amount owed to each Scheduled Creditor. Except as otherwise provided in this Section 5.3, the balance of the Escrowed Cash and all of the Escrowed Stock will remain in escrow for a maximum of one year after the Closing. Except as otherwise provided in this Section 5.3, if during the duration of the Escrow Agreement Purchaser delivers to the Escrow Agent an officer's certificate (the "Escrow Claim Certificate"), signed by both Purchaser and Seller, specifying an unsatisfied Obligation and the amount thereof, and that Purchaser in good faith believes the amount of the Obligation has been quantified and the liability associated with such Obligation has been determined, the Escrow Agent will pay to Purchaser the amount of such Obligation out of the Escrowed Cash. In the event there is insufficient Escrowed Cash to satisfy all or any part of an Obligation, the Escrow Agent will be required, promptly after the expiration of the one-year holding period set forth in Rule 144 under the Securities Act of 1933 (which expiration will occur on the first anniversary of the Closing), to sell under Rule 144 that number of shares of the Escrowed Stock as is necessary for the Escrow Agent promptly to pay to Purchaser in cash the unsatisfied part of any Obligation. Notwithstanding the two immediately preceding sentences, if prior to the expiration of the one-year escrow period Purchaser delivers to Seller written notice for an Obligation that is not then quantifiable in amount or with respect to which the liability has not yet been determined (the "Unliquidated Obligation"), the Escrow Agent shall retain in escrow indefinitely after the end of such one-year period such amount of Escrowed Cash and Escrowed Stock as Purchaser shall advise the Seller and the Escrow Agent in writing is Purchaser's good faith estimate of the amount of Escrowed Cash and Escrowed Stock reasonably expected to satisfy such Unliquidated Obligation (the "Estimated Retention"). At such time as the amount of the Unliquidated Obligation has been quantified and/or the liability has been determined, (i) Purchaser shall notify the Escrow Agent in an Escrow Claim Certificate, signed by Purchaser and Seller, to such effect and (ii) the Escrow Agent shall promptly pay to Purchaser out of the Estimated Retention such portion of the Escrowed Cash as is necessary, and, if necessary, to sell under Rule 144 such portion of the Escrowed Stock as is also necessary, promptly to pay to Purchaser in cash the Unliquidated Obligation. Any Escrowed Cash and/or Escrowed Stock not applied in the manner set forth in this Section 5.3 shall be distributed to Seller by the Escrow Agent within five business days after the first anniversary of the Closing; provided, however, if an Escrow Claim Certificate was delivered with respect to an Unliquidated Obligation, the amount (if any) by which the Estimated Retention exceeds the Unliquidated Obligation shall be distributed by the Escrow Agent to Seller within five business days after Purchaser has notified the Escrow Agent that the amount of the Unliquidated Obligation has been quantified and/or the liability has been determined.

         If before, on or after the expiration of the one-year escrow period
(A) Seller and the Principal Shareholder (collectively, the "Selling Parties"), both, in good faith, dispute (any such dispute, a "Disputed Matter"), in a written notice delivered to Purchaser, (i) the amount of the Estimated Retention by Purchaser, (ii) any quantification of, and/or determination of liability for, the Unliquidated Obligation, and/or the time of occurrence of any such quantification and/or determination, by Purchaser, or (iii) any assertion by Purchaser in an Escrow Claim Certificate that Escrow Agent shall make a payment to Purchaser under the Escrow Agreement because the amount of an Obligation has been quantified and the liability associated with such Obligation has been determined, or (B) if Purchaser disputes in good faith any failure or refusal by Seller to sign an Escrow Claim Certificate, the Selling Parties and Purchaser shall meet in Dallas, Texas, at a mutually agreed date and time within 30 days after the Selling Parties' or Purchaser's receipt of notice from the parties requesting such meeting to resolve a Disputed Matter. If as a result of such meeting or any mutually agreed subsequent meeting held within 30 days thereafter the Selling Parties and Purchaser are unable to agree on an appropriate resolution of a Disputed Matter, then such matter shall be determined by binding arbitration to be conducted before three arbitrators in Dallas, Texas in accordance with the Texas Rules of Evidence and, unless inconsistent, the Commercial Arbitration Rules of the American Arbitration Association as then in effect. The Selling Parties and Purchaser shall each appoint one arbitrator within 30 days of receipt from the other party or parties of written notice requesting arbitration, and such two arbitrators will appoint a third arbitrator within 30 days after the second such arbitrator has been appointed. In the event that either the Selling Parties or Purchaser shall fail to appoint an arbitrator within the 30-day period, the arbitrator appointed by the other party or parties shall serve as sole arbitrator in determining a Disputed Matter. In the event the two arbitrators appointed by the parties are unable to agree on a third arbitrator within the required 30-day period, then either such arbitrator may petition any judge on the United States District Court for the Northern District of Texas (acting in his or her individual and not judicial capacity) to appoint such third arbitrator. Any arbitration decision as to a Disputed Matter shall be final and conclusive upon the Selling Parties and Purchaser. Seller will promptly sign and deliver any Escrow Claim Certificate presented by Purchaser unless the Escrow Claim Certificate directly involves a Disputed Matter which is not subject to, or not yet subject to, an arbitration award in favor of Purchaser.

         For purposes of this Section 5.3, the amount of an Obligation will not be deemed to be quantified, and liability associated with the Obligation will not be deemed to be finally determined, so long as a Selling Party is contesting, in good faith, the amount of, and/or determination of liability for, such Obligation in a judicial proceeding with the applicable third party, including any judicial proceeding appealing a trial court's decision, before a State or Federal Court having competent jurisdiction over the matter. No payments or distributions will be made by the Escrow Agent to the extent such payments and/or distributions are subject to a Disputed Matter which is in, or proceeding towards, arbitration.

         5.4 INDEMNITIES FOR SOFTWARE INFRINGEMENT. Without limiting the scope of the indemnification provisions set forth in Section 5.2 hereof, in the event a third party infringement claim relating to the Software is sustained in a final judgment from which no further appeal is taken or possible (and except to the extent such infringement claim is based upon modifications to the Software made after the date of Closing), then Seller and the Principal Shareholder shall, at their sole election and at their expense, (i) procure for Purchaser the right to own and use the

Software; (ii) replace or modify the Software to make it noninfringing; or
(iii) if the options set forth in clauses (i) and (ii) of this Section 5.4 are not reasonably practicable, require Purchaser to return the Software to Seller contemporaneous with the full refund and transfer, respectively, to Purchaser of the Cash Consideration and the Common Stock.

         5.5 SELLER BASKET. No Seller Indemnity shall be required to be made by Seller pursuant to this Article V with respect to any Purchaser Claims with respect to which Purchaser provides Seller written notice, except to the extent the aggregate amount of all Purchaser Claims exceeds $100,000.

         5.6 PURCHASER BASKET. No Purchaser Indemnity shall be required to be made by Purchaser pursuant to this Article V with respect to any Seller Claims with respect to which Seller provides Purchaser written notice, except to the extent the aggregate amount of all Seller Claims exceeds $100,000.

         5.7 TAX MATTERS. Seller, Principal Shareholder, and Purchaser acknowledge and agree that if any taxing authority in any jurisdiction asserts that any taxes, interest, penalties and/or other amounts relating thereto are owed by Seller (collectively, an "Alleged Tax Delinquency"), and as a result of such assertion, voids or sets aside or attempts to void or set aside the acquisition of any of the Purchased Assets by Purchaser, and/or imposes or threatens to impose an Encumbrance on any of the Purchased Assets (any of such events or actions, a "Payment Trigger"), Seller and Principal Shareholder hereby authorize Purchaser to pay any or all such Alleged Tax Delinquencies asserted by any and all applicable taxing authorities for and on behalf of Seller. Within ten (10) business days of receipt by Seller of reasonable evidence of the occurrence of a Payment Trigger and payment of an Alleged Tax Delinquency by Purchaser in response thereto, Seller shall reimburse Purchaser the full amount of such Alleged Tax Delinquency. Notwithstanding any provision of this Agreement, Seller, Principal Shareholder and Purchaser acknowledge and agree that any claim by Purchaser for reimbursement of a payment for an Alleged Tax Delinquency made in response to the occurrence of a Payment Trigger is a "Purchaser Claim" for purposes of the Agreement, and is, therefore, subject to the Seller Indemnity, provided, however, any and all such Purchaser Claims shall not be subject to Section 5.5 of the Agreement. Accordingly, in all instances, if reimbursement of an Alleged Tax Delinquency is due and payable to Purchaser as provided herein, Seller will have to reimburse Purchaser the full amount of a payment of an Alleged Tax Delinquency without regard to the aggregate amount of all Purchaser Claims since the date of Closing. The provisions of this paragraph shall not be construed in any way to obligate Purchaser to pay any taxes for or on behalf of Seller. Seller agrees to promptly notify Purchaser in writing of any Payment Trigger and/or any Alleged Tax Delinquency asserted by any taxing authority, and to promptly provide Purchaser with all correspondence, documents and other evidence of any such Payment Trigger and/or Alleged Tax Delinquency in the possession of Seller or Principal Shareholder. Seller and Principal Shareholder represent and warrant to Purchaser that, as of the date of execution of this Agreement, they have no knowledge of any Payment Trigger and/or any Alleged Tax Delinquency asserted by any taxing authority. Purchaser represents and warrants to Seller and the Principal Shareholder that neither it nor anyone acting on its behalf shall initiate any contact with any taxing authority in any jurisdiction with respect to any matters relating to Seller unless such contact is made in response to an event or action which can reasonably be construed as a Payment Trigger. In paying an Alleged Tax Delinquency, Purchaser will not take any action which would compromise Seller's right to contest such Alleged Tax Delinquency with the applicable taxing authority.

                             VI. CERTAIN COVENANTS

         6.1 PAYMENT OF OBLIGATIONS. As soon as reasonably possible (and, in any event, prior to such becoming past due, delinquent or a contractual breach), Seller and the Principal Shareholder will (i) pay or otherwise satisfy all of its Liabilities; (ii) perform all obligations of Seller under the Seller Agreements; and (iii) provide Purchaser with evidence reasonably satisfactory to it of such payment, satisfaction and performance.

         6.2     COVENANT NOT TO COMPETE.

         (a) The Principal Shareholder and Seller acknowledge that (i) they have received specialized and unique knowledge concerning the Software, other Intellectual Property, and the Purchaser's business, its customers and the industry in which it competes, (ii) the Purchaser's business, in large part, depends upon its exclusive ownership of the Software and other Intellectual Property and possession and use of its proprietary information, (iii) the Purchaser is entitled to protection against the unauthorized disclosure or use by Seller and Principal Shareholder of its proprietary information, Software and other Intellectual Property, and (iv) Principal Shareholder and Seller have received in this Agreement good and valuable consideration for the covenants they are making in this Section 6.2. The Purchaser, Seller, and Principal Shareholder acknowledge and agree that the covenants contained in this Section
6.2 are reasonably necessary for the protection of the Purchaser and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effects on the Seller, Principal Shareholder and the public. The parties acknowledge that the purpose and effect of the covenants are to protect the Purchaser from unfair competition by the Principal Shareholder and Seller.

         (b)     Except as provided in the next to last sentence of this
Section 6.2(b), during the eighteen (18) month period commencing on the Closing date, the Seller and Principal Shareholder shall not, without the written consent of the Purchaser, own, manage, operate, control, serve as an officer, director, employee, partner or consultant of or be connected in any way with or have any interest in, any corporation, partnership, proprietorship or other entity (collectively, "Related Entities"), which develops, sells, licenses or markets software similar to any of the Software in any state of the United States or in any foreign country in which the Purchaser has sold or installed its products or systems or has definitive plans to sell or install its products at any time prior to or at the time of the date of termination of such eighteen-month period. The Principal Shareholder may own up to 1% of the shares of any publicly-owned corporation, provided that none of his other relationships with such corporation violates such covenant. Notwithstanding anything in this Agreement to the contrary, Seller and Principal Shareholder may provide: (a) software integration services for Seller's clients who require such services to operate their telephone software; and (b) programming services for Seller's clients who require such services to operate their telephone software, provided (i) such programming services are rendered independent from, and without reference to, any Purchased Assets or confidential information of InterVoice or Purchaser, and (ii) Seller and/or Principal Shareholder, through a Related Entity or otherwise, will not develop, market, sell, distribute, or license any software which directly competes with the Software. For purposes of this subsection 6.2(b), software will only be construed to directly compete with the Software if it contains all or most of the call processing and/or interactive voice processing functionality included in the Software.

         (c) The Purchaser, Seller, and Principal Shareholder hereby agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration, geographical area or scope, then the parties hereto will consider Section 6.2 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority and, as to all other jurisdictions or political subdivisions thereof, the noncompetition covenants contained herein will remain in full force and effect as originally written. The Purchaser, Seller and Principal Shareholder further agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this Section 6.2(c), then the parties hereto will consider this Section 6.2 to be amended and modified as to eliminate therefrom that particular area or jurisdiction as to which such noncompetition covenants are so held void or otherwise unenforceable, and, as to all other areas and jurisdictions covered by the noncompetition covenants, the terms and provisions hereof shall remain in full force and effect as originally written.

         (d) Seller and Principal Shareholder recognize and acknowledge that the Purchaser would suffer irreparable harm and substantial loss if Seller or Principal Shareholder violated any of the terms and provisions of this
Section 6.2 and that the actual damages which might be sustained by the Purchaser as the result of any breach of this Section 6.2 would be difficult to ascertain. Seller and Principal Shareholder agree, at the election of the Purchaser, and in addition to and not in lieu of Purchaser's right, to seek all remedies and damages which the Purchaser may have at law and/or equity for such breach, that the Purchaser shall be entitled to an injunction restraining Seller and/or Principal Shareholder from breaching any of the terms or provisions of this Section 6.2.

         6.3 NONINTERFERENCE. Seller and Principal Shareholder will not interfere with any sale or license of equipment, software (including, after the Closing date, the Software), and/or services of Purchaser or InterVoice to any person, including without limitation, a customer of Seller who licensed any Software prior to the Closing date.

         6.4 COOPERATION PRIOR TO CLOSING. Seller and Principal Shareholder on the one hand, and Purchaser on the other hand, acknowledge and agree to cooperate with, and provide reasonable assistance to, the other party or parties in the fulfillment of their conditions and obligations under this Agreement, including without limitation, Purchaser's due diligence review in connection with warranties and representations made by Seller and Principal Shareholder and the transactions contemplated by this Agreement. Purchaser will cooperate with Seller in connection with its due diligence review in order to avoid harming Seller's relationships with its employees, customers, creditors and suppliers. This Section 6.4 will not be construed to in any way indicate that, Seller and Principal Shareholder on the one hand, and Purchaser on the other hand, is in any way responsible for the representations, warranties, covenants, conditions or other obligations of the other party or parties.

         6.5 THE REQUIRED EMPLOYEES. On and after the date of any Closing, Seller and Principal Shareholder will take any and all actions and sign and deliver any and all releases and other documents which are necessary or desirable to terminate the employment of the Required Employees and Scot Johnson by Seller and to permit and facilitate their employment by InterVoice. For a period of eighteen months following the date of Closing, and notwithstanding any terms of any other agreement, Seller, Principal Shareholder and any and all affiliates and/or subsidiaries of Seller or Principal Shareholder, will not directly or indirectly employ any Required Employee or Scot Johnson, or directly or indirectly solicit for employment any Required Employee or Scot Johnson.

                         VII. MISCELLANEOUS PROVISIONS

         7.1 TAX ALLOCATIONS. Purchaser, Seller and the Principal Shareholder will allocate the Cash Consideration, the Common Stock and the forgiveness of the unapplied amount of the prepayment under the OEM Agreement, among the various Purchased Assets for purposes of Form 8594 and any other filings with the IRS in accordance with a tax allocation schedule to be mutually agreed upon within thirty (30) days of the date of Closing.

         7.2 SALES TAX. Seller and the Principal Shareholder will pay any sales, use or similar tax in connection with Purchaser's purchase of the Purchased Assets and the transactions contemplated by this Agreement. Seller has requested and Purchaser will provide, a reseller certificate of InterVoice.

         7.3 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas.

         7.4 NOTICES. Any notice or other communication required or permitted by this Agreement shall be in writing and shall be deemed sufficient if delivered personally, or if transmitted by first class registered or certified mail, postage prepaid with return receipt requested, or if sent by prepaid overnight delivery service, or if sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                 If to Purchaser:

                 InterVoice Acquisition Subsidiary II, Inc.
                 17811 Waterview Parkway
                 Dallas, Texas 75252
                 Attention:       Rob-Roy Graham
                                  Chief Financial Officer

                 With a copy to:

                 INTERVOICE, INC.
                 17811 Waterview Parkway
                 Dallas, Texas 75252
                 Attention:       Dean C. Howell
                 Vice President and Corporate Counsel

                 If to Seller and the Principal Shareholder:

                 Mr. Mark Dronen
                 DRONEN CONSULTING, INCORPORATED
                 17W220 22nd Street
                 Suite 300
                 Oakbrook Terrace, IL 60181

         7.5 COOPERATION. Between the date of this Agreement and the Closing, Seller and the Principal Shareholder will (i) conduct the business of Seller in the ordinary course of business and in accordance with past practice;
(ii) obtain Purchaser's prior written approval before selling or disposing of any material assets or entering into any contract involving the Software, or that is not terminable without penalty on not more than 30 days notice; (iii) use their best efforts to obtain for Purchaser any Permits necessary to conduct the business of Seller and any consents necessary to transfer any part of the Purchased Assets; and (iv) use their best efforts to retain such employees of Seller as Purchaser may designate.

         7.6 ENTIRE AGREEMENT; NO ASSIGNMENT. This Agreement constitutes the entire Agreement among Purchaser, Seller and the Principal Shareholder with respect to the subject matter hereof. This Agreement will be binding upon, and will inure to the benefit of, Purchaser and Seller and their respective successors and permitted assigns and the Principal Shareholder and his heirs, legal representatives and permitted assigns. No party may assign this Agreement without the prior written consent of the other parties hereto; provided, however, Purchaser may assign this Agreement or any rights hereunder to InterVoice. As of the Closing date, the parties acknowledge and agree that the OEM Agreement is automatically terminated without any further actions by either party, and neither party shall have any further obligations, including without limitation, payment obligations, under the OEM Agreement.

         7.7 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, if any such provision may be made enforceable by limitation thereof, such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         7.8 DELIVERY. The Closing, delivery of this Agreement, and delivery of the Purchased Assets, will all occur at Purchaser's offices in Dallas, Texas.

         7.9 COUNTERPARTS. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Purchaser, Seller and the Principal Shareholder have executed this Agreement as of the date first above written.

                                 INTERVOICE ACQUISITION SUBSIDIARY II, INC.

                                 /s/ ROB-ROY J. GRAHAM
                                 -----------------------------------------
                                 By:
                                 Authorized Officer
                                 "Purchaser"

                                 DRONEN CONSULTING, INCORPORATED

                                 /s/ MARK DRONEN
                                 -----------------------------------------
                                 By:
                                 Authorized Officer
                                 "Seller"

                                 /s/ MARK DRONEN
                                 -----------------------------------------
                                 Mark Dronen
                                 "Principal Shareholder"





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
IN WITNESS WHEREOF, InterVoice has executed this Agreement as of the date first above written solely for the purpose of acknowledging and agreeing to the provisions and obligations of Section 1.3 of this Agreement.

                                 INTERVOICE, INC.


                                 By: /s/ ROB-ROY J. GRAHAM
                                    -----------------------------------

                                 Name: Rob-Roy J. Graham
                                       --------------------------------

                                 Title:  CFO
                                       --------------------------------





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